Exhibit 8.1

List of Significant Consolidated Entities of Noah Holdings Limited*

Name	Jurisdiction of Incorporation	Relationship

Noah Private Wealth Management (Hong Kong) Limited	Hong Kong	Wholly-owned subsidiary

Noah Holdings (Hong Kong) Limited	Hong Kong	Wholly-owned subsidiary

Shanghai Noah Financial Services Co., Ltd.(1)	China	Wholly-owned subsidiary

Shanghai Rongyao Information Technology Co., Ltd.	China	Wholly-owned subsidiary

Kunshan Noah Xingguang Investment Management Co., Ltd.	China	Wholly-owned subsidiary

Shanghai Noah Investment Management Co., Ltd.	China	Variable interest entity

Shanghai Noah Rongyao Insurance Brokerage Co., Ltd.	China	Variable interest entity’s subsidiary

Noah Upright (Shanghai) Fund Investment Consulting Co., Ltd.(2)	China	Variable interest entity’s subsidiary

Tianjin Gefei Asset Management Co., Ltd.	China	Variable interest entity’s subsidiary

Gefei Asset Management Co., Ltd.	China	Variable interest entity’s subsidiary

Wuhu Gefei Asset Management Co., Ltd.	China	Variable interest entity’s subsidiary

*	Other consolidated entities of Noah Holdings Limited have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.
(1)	Formerly known as Shanghai Noah Yuanzheng Investment Consulting Co., Ltd., which name change occurred on August 7, 2012.
(2)	Formerly known as Shanghai Noah Investment Consulting Co., Ltd., which name change occurred on February 27, 2012.